EXHIBIT 2.2
                                                                     -----------


1.       Henrik Mikander,
         born October 30, 1949,
         Finnbyvogen 2,
         06100 Borga,
         Finland

acting according to his statements not in his own name, but for

         AHLSTROM CAPITAL OY
         ETELAESPLANADI 14
         00101 HELSINKI
         FINLAND

         a company established under the laws of Finland

                                      - hereinafter referred to as "SELLER" -

as proof of his authority to represent Seller, the deponent under 1. submitted a power of attorney dated January 27, 2004.

2.       Rechtsanwaltin Dr. Ariane Musil,
         with business address Bockenheimer Landstra(beta)e 98-100, 60323 Frankfurt am Main,
         Germany

acting according to her statement not in her own name, but rather exclusively for

         MOCON, INC.
         7500 BOONE AVENUE NORTH
         MINNEAPOLIS, MN 55428
         U.S.A.

         a company established under the laws of the State of Minnesota

                                      - hereinafter referred to as "PURCHASER" -
as proof of her authority to represent Purchaser, the deponent under 2. submitted a power of attorney dated December 4, 2003 and a Secretary's Certificate dated December 19, 2003.

The deponents asked the Notary Public to record the following minutes in the English language. The deponents have sufficient command of the English and the German language. The Notary Public, who himself has command of the English language, ascertained to his satisfaction that the deponents have sufficient command of the English and the German language.

In reference to Section 3 para. 1 No. 7 of BeurkG (BEURKUNDUNGSGESETZ - Law Governing Official Recordings), the Notary Public asked the deponents whether he or any of the persons with whom he is professionally associated had been or still are involved in a matter which is the subject matter of this notarization. The deponents responded in the negative.

The deponents asked the Notary Public to record the following


                     SHARE TRANSFER AND ASSIGNMENT AGREEMENT

                                       I.

Seller is the legal owner and only shareholder of and holds all of the shares in

PAUL LIPPKE HANDELS-GMBH PROZESS- UND LABORSYSTEME,
Willi-Bruckner-Strasse 1
D-56564 Neuwied

registered in the Commercial Register of the Commercial Court of Neuwied under HRB 1054.

- hereinafter referred to as "COMPANY" -,

with a share capital of EUR 60,000 (in words: Euro sixty thousand).

                                       II.

1. Under a share purchase agreement dated December 19, 2003 (notarial deed No. 976/2003 of the Notary Prof. Dr. Peter Sauberlich in Frankfurt am
         Main) (the "AGREEMENT"), Seller has obligated itself to transfer and assign all of its shares in the Company in the aggregate nominal amount of EUR 60,000 (in words: Euro sixty thousand) to Purchaser (the "SHARES").

         In fulfillment of this Agreement, Seller herewith assigns the Shares to Purchaser; the assignment takes place with immediate effect together with all rights and obligations.

         Purchaser herewith accepts the assignment of the Shares by Seller; it assumes the rights and obligations connected with the Shares.

         The Base Purchase Price as defined by the Agreement to be made amounts to EUR 625,000.

         A copy of the resolutions on the dividend distribution dated December 19, 2003 and January 23, 2004 are attached to this deed as EXHIBIT 1.

2. Supplementing the Agreement, the Seller and Purchaser now agree as follows:

         As soon as practicable after the closing of this transaction, Purchaser will cause the Company to prepare a balance sheet as of January 31, 2004 in accordance with German generally accepted accounting principles, consistently applied, and in accordance with past practice. No later than twenty-one (21) days after January 31, 2004, Purchaser shall deliver the same to the Seller. The provisions of Sections 3.4.2 and 3.5 of the Agreement shall apply in the event the Seller disagrees with any item thereon (for purposes of clarity, if the Seller does not deliver a notice to Purchaser within thirty (30) days of the Seller receiving such balance sheet from Purchaser, Seller shall be deemed to have agreed and accepted the balance sheet as delivered by Purchaser).

         On the basis of this balance sheet, Purchaser shall pay to Seller by way of an adjustment of the Base Purchase Price as defined by the Agreement an additional amount equal to the lesser of (i) the amount (if any) of net profits of the Company for the month of January 2004, which such amount may not be less than EUR 0, or (ii) the amount (if any) by which the net worth of the Company as of January 31, 2004 (i.e. the difference between the book value of the assets of the Company and the book value of the liabilities of the Company as at the close of business of January 31, 2004 determined on the basis of the balance sheet as of January 31, 2004 as agreed or determined as set forth above) exceeds EUR 175,000, which such amount may not be less than EUR 0, or (iii) EUR 30,000.


                                      III.

The deponents stated that the Company does not own real property.

The deponents jointly declared the value of this transaction to be EUR 925,000.

The Notary shall inform the Company about the transfer of shares in accordance with Section 16 GmbHG.

The cost of this notarial deed shall be borne by Purchaser.

The notary public pointed out to the deponents

- that Purchaser as purchaser of the shares assumes unlimited liability for cash contributions to the share capital not yet effected, if any, as well as for any shortfalls in the value of capital contributions in kind, if any, as well as for any repayments of such capital;

- that an assignment of shares in a German limited liability company will not be effective unless the assignor is indeed the lawful owner of the shares (and has not disposed thereof on previous occasions or never legally acquired such shares) and that there is no bona fide acquisition of shares under German law;

- that in the case of assignment of shares in a German limited liability company, only that person whose acquisition has been notified to the company by furnishing evidence of the assignment will be recognized by the company as assignee;

- that Purchaser and Seller will be jointly and severally liable for any notarial fees arising in connection with this notarial deed irrespective of whatsoever internal agreement has been made between the parties in this respect.

The minutes were read to the deponents, approved and signed by them in their own hands, in the presence of the notary public and by the notary public, as follows:


/s/ Henrik Mikander


/s/ Ariane Musil


/s/ Peter Sauberlich, Notar